EXHIBIT 5

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of March 17, 2025, by and between BoltRock Holdings, LLC, a Delaware limited liability company (“Buyer”), and Steven Conboy (“Seller”). Each of Buyer and Seller shall be a “Party” and together, “Parties”, for purposes of this Agreement.

WHEREAS, Seller holds 800,000 shares of Series C Convertible Preferred Stock of General Enterprise Ventures, Inc., a Wyoming corporation (the “Company”), par value $0.0001 per share (the “Series C Shares”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, Seller desires to sell, and Buyer desires to purchase, 250,000 Series C Shares (such shares, the “Sale Shares”), at a price of $8.00 per Series C Share, for an aggregate amount of two million dollars ($2,000,000) (the “Upfront Purchase Price”);

WHEREAS, Seller may become entitled to the Deferred Purchase Price (as defined below) based on the future stock price of the Company’s common stock, par value $0.0001 per share (the “Common Shares”), upon the terms and subject to the conditions of this Agreement;

WHEREAS, it is the intention of the Parties that the purchase and sale contemplated by this Agreement be a private sale of securities that is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, the Parties desire to make certain agreements with respect to their ownership interest in the Company, in each case, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the Parties agree as follows:

1.	Purchase and Sale of Sale Shares.

1.1	Sale of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Sale Shares for the Upfront Purchase Price (as defined below).

1.2	Closing. The purchase and sale of the Sale Shares (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures on the date hereof. The date on which the Closing takes place shall be the “Closing Date.” At the Closing: (a) Buyer shall pay to Seller the Upfront Purchase Price, which Upfront Purchase Price shall be paid by wire transfer of immediately available funds to the account of Seller set forth on Exhibit A hereto; and (b) Seller shall deliver, or cause to be delivered, to Colonial Stock Transfer Company, Inc., the Company’s transfer agent, a duly executed instruction letter, along with any additional necessary documentation, to transfer the Sale Shares from Seller to Buyer, effective as of the date hereof.

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1.3

Deferred Purchase Price. For a period of one (1) year following the Closing, in the event that (a) the Common Shares are listed on a Senior Exchange, (b) the VWAP per Common Share remains above one dollar fifty cents ($1.50) (subject to any adjustments, if applicable) for thirty (30) consecutive trading days on which the Common Shares are traded on such Senior Exchange (any such thirty (30) day period being the “Trading Period”) and (c) the Average Daily Volume of the Common Shares is at least five hundred thousand dollars ($500,000) for each day during the Trading Period, then Buyer shall pay to Seller an additional one million dollars ($1,000,000) (such amounts, “Deferred Purchase Price”). Any payment of Deferred Purchase Price shall be made within ten (10) business days following the date on which such Deferred Purchase Price becomes due (if such payment becomes due) and shall be made to a bank account designated by Seller to Buyer, in writing, reasonably prior to the payment thereof. For purposes of this Agreement:

(i)	“VWAP” shall mean, as to the Common Shares, for or as of any date, the dollar volume-weighted average price for such security on the Senior Exchange during the period beginning at 9:30 a.m., New York time, and ending at 4:02 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

(ii)	“Senior Exchange” shall mean The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, CBOE, or the New York Stock Exchange.

(iii)	“Average Daily Volume” shall mean the daily trading volume of the Common Shares, as reported by Bloomberg.

2.	Representations and Warranties of Seller. Seller hereby represents and warrants that:

2.1	Ownership of Shares. Seller: (a) owns all right, title and interest (legal and beneficial) in and to all of the Sale Shares, free and clear of all liens, including, but not limited to, any lien, pledge, claim, security interest, encumbrance, mortgage, assessment, charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise, except for those imposed by applicable federal and state securities laws; (b) has good and marketable title to the Sale Shares; and (c) has the full power and authority to sell, transfer, convey, assign and deliver to Buyer the Sale Shares. Upon payment of the Upfront Purchase Price for the Sale Shares, Buyer shall acquire valid and unencumbered title to the Sale Shares.

2.2	Authorization; Approval; Enforceability. Seller has full power and authority to execute, deliver and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms, except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally; and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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2.3	Consents. No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or entity is required on the part of Seller or any of its respective affiliates (collectively, the “Seller Parties”) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

2.4	No Conflicts. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof on the part of Seller will breach any statutes or regulations of any governmental authority, domestic or foreign, or any of the terms, conditions or provisions of any judgment, order, injunction, decree, agreement or instrument to which Seller is a party or by which Seller or its assets may be bound, or constitute a default thereunder or an event which with the giving of notice or passage of time or both would constitute a default thereunder, which, in each of the foregoing cases, would have any adverse impact on Seller’s ability to perform its obligations hereunder or any such agreement to which Seller is a party.

2.5	Litigation. There is no action, suit, proceeding or investigation pending or, to Seller’s knowledge, currently threatened, that questions the validity of this Agreement, or the right of Seller to enter into this Agreement, or to consummate the transactions contemplated hereby. The Sale Shares are not subject to any current or pending litigation or to Seller’s knowledge, threatened litigation.

2.6	Sophistication of Seller. Seller has independently and without reliance upon Buyer or any of its officers, directors or other affiliates, and based on such information and the advice of such advisors as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. Seller acknowledges that neither Buyer nor any of its affiliates is acting as a fiduciary or financial or investment adviser to any of the Seller Parties, and has not given any Seller Party any investment advice, opinion or other information on whether the sale of the Sale Shares is prudent. Seller understands that Buyer will rely on the accuracy and truth of the foregoing representations, and Seller hereby consents to such reliance. The Seller Parties have sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to the transactions contemplated hereby.

2.7	Restrictions on Shares. There are no existing warrants, options, stock purchase agreements, redemption agreements, calls, rights to subscribe or any similar rights of any character relating to the Sale Shares.

2.8	No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 2, NEITHER SELLER NOR ANY OTHER PERSON ON BEHALF OF SELLER MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER.

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3.	Representations and Warranties of Buyer. Buyer hereby represents and warrants that:

3.1	Authorization; Approval; Enforceability. Buyer has full power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally; and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2	No Consent. No material consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or entity is required on the part of Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than consents obtained on or before the Closing).

3.3	No Conflicts. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof on the part of Company will breach any statutes or regulations of any governmental authority, domestic or foreign, or will conflict with or result in a breach of Buyer’s organizational documents or of any of the terms, conditions or provisions of any judgment, order, injunction, decree, agreement or instrument to which Buyer is a party or by which Buyer or its assets may be bound, or constitute a default thereunder or an event which with the giving of notice or passage of time or both would constitute a default thereunder, which, in each of the foregoing cases, would have any material adverse impact on Buyer’s ability to perform its obligations hereunder.

3.4	Litigation. There is no action, suit, proceeding or investigation pending or, to Buyer’s knowledge, currently threatened that questions the validity of this Agreement, or the right of Buyer to enter into this Agreement, or to consummate the transactions contemplated hereby.

3.5	Accredited Investor. Buyer is an “Accredited Investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act.

3.6	No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3, NEITHER BUYER NOR ANY OTHER PERSON ON BEHALF OF BUYER MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER OR ANY OF ITS SUBSIDIARIES OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF BUYER.

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4.	Miscellaneous.

4.1	Public Announcement. Except as may be required by applicable law, neither Party nor any of its affiliates shall make an public announcements or otherwise communicate with any news media with respect to this Agreement or the transactions contemplated hereby, without prior consultation with Buyer or Seller, as applicable, as to the timing an contents of any such announcement or communications.

4.2	Indemnification. In addition to any other remedies under this Agreement, Seller shall indemnify and hold harmless Buyer and its affiliates from and against all losses, damages and expenses that they may incur on account of any material breach by Seller of this Agreement.

4.3	Transfer Taxes. Seller shall be liable for all stamp or share transfer taxes imposed in connection with Purchase.

4.4	Successors and Assigns; Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part by any Party without the prior written consent of the other Party; provided that Buyer shall be entitled to assign this Agreement to one or more of its affiliates without the prior written consent of Seller.

4.5	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles of the State of Delaware or any substantive law that would result in the application of any laws other than the State of Delaware.

4.6	Submission to Jurisdiction. Each of the Parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the federal courts of the United States located in the District of Delaware or, if such courts do not have jurisdiction, the state courts of the State of Delaware (the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (d) agrees that it will not bring any action in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts. All actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined in the Delaware Courts.

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4.7	Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

4.8	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronically executed (including via DocuSign) and/or transmitted signature pages shall be accepted as originals for all purposes hereof.

4.9	Amendment and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and Seller. Any waiver by any Party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

4.10	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.11	Survival of Representations and Warranties. The representations, warranties and covenants made by Seller and Buyer shall survive the Closing.

4.12	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings related to such subject matter.

4.13	Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the Parties agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

4.14	Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When used in this Agreement, “person” shall mean any natural person, corporation, partnership, limited liability company, joint venture, association, joint- stock company, trust, foundation, other entity or unincorporated organization or government or other agency or political subdivision thereof. Any capitalized term used in this Agreement shall have the meaning ascribed to it within this Agreement. All section references in this Agreement are to sections of this Agreement unless otherwise specified.

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4.15

Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, sent via a nationally recognized overnight courier, or sent via email to the recipient (with confirmation of receipt). Such notices, demands and other communications will be sent to the address indicated below:

If to Buyer:

BoltRock Holdings, LLC
712 5th Avenue
New York, NY 10019
Attention: Craig Huff
Email: ch@boltrockholdings.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Email: Dwight.Yoo@skadden.com
Attention: Dwight Yoo

If to Seller:

Steve Conboy

2330 Spruce St. Carlsbad Ca 92008

Phone 909-519-5470

with a copy (which shall not constitute notice) to:

Law Office of Anthony F. Newton 8810 Luray Court

Rosenberg, Texas 77469

Email: tony.newton@newtonianlaw.com

Attn: Anthony F. Newton

or such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BOLTROCK HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]

STEVEN CONBOY

[Signature Page to Securities Purchase Agreement]

EXHIBIT A – SELLER WIRE INSTRUCTIONS

Upfront Payment Amount: $2,000,000.00 US Funds Bank Information:

Steve Conboy & Cheryl L Conboy

2330 Spruce St. Carlsbad Ca 92008

Phone 909-519-5470

U S BK CINCINNATI Acct# 0093105658

Routing# 122000496